                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)    October 16, 1995
                                                -----------------------------


First Chicago Corporation
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(Exact name of registrant as specified in its charter)


Delaware                          1-6052                    36-2669970
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(State or other jurisdiction    (Commission               (IRS Employer
    of incorporation)           File Number)            Identification No.)


One First National Plaza, Chicago, IL                            60670
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(Address of principal executive offices)                       (ZIP Code)


Registrant's telephone number, including area code    312-732-4000
                                                   --------------------------
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Item 5.  Other Events
------

The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.






Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                       First Chicago Corporation
                                       -------------------------
                                       (Registrant)



Date: October 16, 1995                 By:    Maurice E. Moore
      -------------------                     ----------------------------
                                       Title: Senior Vice President and
                                              Treasurer
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                                  Attachment A
                                  ------------



   CHICAGO, October 16, 1995 -- First Chicago Corporation today reported third quarter net income of $207 million, or $2.12 per common share on a fully diluted basis. These results were well above both year-ago earnings -- $154 million, or $1.51 per share -- and second quarter 1995 results -- $187 million, or $1.90 per share. Return on common stockholders' equity in the third quarter was 19%.

   Net income for the first nine months of 1995 was $590 million, or $6.00 per share fully diluted, for a return on common equity of 18%.

THIRD QUARTER HIGHLIGHTS

 . Total managed credit card receivables rose to $14.9 billion at September 30, a 31% increase from one year ago. More than 800,000 new accounts were added in the quarter for a record 2.5 million year-to-date. The total securitized portfolio was $8.0 billion at quarter-end.

 . Market-driven revenues, composed of trading profits and securities gains, were $145 million. Trading profits were $79 million due to vibrant foreign exchange and derivatives markets. Equity securities gains totaled $66 million, with the majority being realized.

 . Credit quality ratios continued to be strong. Nonperforming assets at quarter-end were $140 million, or 0.5% of loans and other real estate, and the allowance for credit losses as a percentage of nonperforming loans was 550%. The provision for credit losses was $100 million, compared with $55 million in the year-ago quarter, due primarily to the rapid growth in credit card receivables.

 . The Corporation repurchased approximately 1.6 million shares under the common stock buyback program that was increased in July.

 . First Chicago's book value increased to $47.71 per common share at September 30, up from $42.79 a year earlier and $46.37 at June 30.

NET INTEREST INCOME

   Net interest income on a tax-equivalent basis was $375 million. The net interest margin was 2.36%, and average earning assets were $63.1 billion.

   Adjusted for the effects of credit card securitization and the activities of First Chicago Capital Markets, Inc., net interest margin was 3.65%, down from 3.85% a year ago and 3.72% in the second quarter. On the same basis, year-over-year average loan growth was 17% and average earning asset growth was 21%.

NONINTEREST INCOME

   Total noninterest income was $559 million for the third quarter.

   Credit card fee revenues were $236 million. When adjusted for the impact of securitization and the change in the classification of Mileage Plus credit card payments, these revenues increased 33% from the year-ago quarter.

   Market-driven revenues, which include trading profits and securities gains, totaled $145 million, versus $59 million in the year-ago quarter and $75 million in the second quarter. Combined trading profits were $79 million, up from $42 million in the year-ago quarter and $16 million in the second quarter.

   Total equity securities gains were $66 million, including $47 million from the venture capital portfolio and $19 million related to corporate finance activities. Equity securities gains were $20 million in the year-ago quarter and $60 million in the second quarter.

   Earnings attributable to the venture capital portfolio -- revenues less the portfolio's cost-to-carry and other expenses -- were $0.29 per share, compared with $0.02 in the year-ago quarter and $0.16 in the second quarter.

NONINTEREST EXPENSE

   Noninterest expense was $503 million in the quarter. The ratio of expenses to total revenues (net interest income and noninterest income) was 54% for the third quarter and 56% for the first nine months.

   In the third quarter of 1994, noninterest expense was $491 million, which included Mileage Plus credit card payments that are now netted against credit card fee revenue. In the third quarter of 1994, a $7 million pre-tax restructuring charge was taken for the Community Banking Group, primarily for staff reductions. Adjusted for these two items, noninterest expense in the 1995 third quarter increased 8% from one year ago, largely due to increased marketing activities in the credit card business, and incentive compensation.

   The net impact of the FDIC rebate was a pre-tax improvement of $9 million for the quarter.

CREDIT QUALITY

   The provision for credit losses was $100 million, including $94 million for the consumer portfolios and $6 million for commercial credits. This compares with a combined provision of $55 million in the third quarter of last year and $70 million in the second quarter of 1995. A significant portion of the increase in the third quarter provision was related to the growth in credit card receivables.

   The Corporation's allowance for credit losses was $743 million at September 30, representing 550% of nonperforming loans. Of the total allowance, $543 million was related to commercial exposure and $200 million to the consumer portfolios. The allowance related to commercial exposure represented 402% of commercial nonperforming loans.

   Net charge-offs in the quarter were $46 million, all related to the consumer segment. The net charge-off rate for managed credit card receivables was 4.0%, compared with 3.5% a year earlier and 4.0% in the second quarter.
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CAPITAL MANAGEMENT

   The estimated Tier 1 risk-adjusted capital ratio was 8.4% at September 30, and the total risk-adjusted ratio was approximately 12.4%. Both ratios remain significantly above the "well-capitalized" regulatory guidelines.

   On August 31, the Corporation redeemed all of its outstanding shares of "Series A" Adjustable-Rate Preferred Stock at the stated value of $50 per share plus accrued and unpaid dividends. The redemption will reduce annual preferred stock dividend obligations by at least $8.4 million.

OTHER DEVELOPMENTS

   On Friday, October 20, a Special Meeting of Stockholders will be held to vote on the approval of a merger agreement dated July 11, 1995, providing for a merger of equals between First Chicago Corporation and NBD Bancorp, Inc. The combined company, to be named First Chicago NBD Corporation, would become the Midwest's leading provider of banking services to consumers, middle market companies and large corporate customers.
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
First Chicago Corporation and Subsidiaries
Comparative Summary


                                                                       Three Months Ended September 30
                                                                     ------------------------------------
(Dollars in millions, except per share data)                             1995          1994        Change
                                                                     --------      --------      --------
Net interest income--tax-equivalent basis .......................      $375.2        $340.8          + 10%
Provision for credit losses .....................................       100.0          55.0          + 82
Noninterest income ..............................................       559.0         455.1          + 23
Noninterest expense .............................................       502.5         491.4          +  2
Net income ......................................................       207.2         153.8          + 35

Earnings per share
  Primary
    Net income ..................................................       $2.18         $1.54          + 42
    Average common and common-equivalent shares (in millions) ...        90.6          93.4          -  3

  Fully diluted
    Net income ..................................................       $2.12         $1.51          + 40
    Average shares, assuming full dilution (in millions) ........        94.5          97.1          -  3

Average balances
  Loans .........................................................     $26,607       $23,484          + 13%
  Earning assets ................................................      63,136        54,226          + 16
  Total assets ..................................................      76,160        66,050          + 15
  Common stockholders' equity ...................................       4,179         3,815          + 10
  Stockholders' equity ..........................................       4,749         4,426          +  7

Net interest margin .............................................        2.36%         2.49%         -  5%
Return on assets ................................................        1.08          0.92          + 17
Return on common stockholders' equity ...........................        18.8          15.0          + 25


                                                                        Nine Months Ended September 30
                                                                     ------------------------------------
(Dollars in millions, except per share data)                             1995          1994        Change
                                                                     --------      --------      --------

Net interest income--tax-equivalent basis .......................    $1,120.3      $1,015.0          + 10%
Provision for credit losses .....................................       235.0         148.0          + 59
Noninterest income ..............................................     1,516.8       1,385.8          +  9
Noninterest expense .............................................     1,468.3       1,436.5          +  2
Net income ......................................................       589.7         516.3          + 14

Earnings per share
  Primary
    Net income ..................................................       $6.16         $5.29          + 16
    Average common and common-equivalent shares (in millions) ...        90.9          89.7          +  1

  Fully diluted
    Net income ..................................................       $6.00         $5.17          + 16
    Average shares, assuming full dilution (in millions) ........        94.8          93.5          +  1

Average balances
  Loans .........................................................     $26,262       $22,971          + 14%
  Earning assets ................................................      61,042        51,393          + 19
  Total assets ..................................................      74,029        62,672          + 18
  Common stockholders' equity ...................................       4,086         3,699          + 10
  Stockholders' equity ..........................................       4,683         4,410          +  6

Net interest margin .............................................        2.45%         2.64%         -  7%
Return on assets ................................................        1.07          1.10          -  3
Return on common stockholders' equity ...........................        18.3          17.1          +  7


                                                                               At September 30
                                                                     ------------------------------------
                                                                         1995          1994        Change
                                                                     --------      --------      --------

Assets ..........................................................     $75,747       $65,747          + 15%
Loans ...........................................................      27,663        23,817          + 16
Deposits ........................................................      33,235        29,670          + 12
Common stockholders' equity .....................................       4,213         3,930          +  7
Stockholders' equity ............................................       4,704         4,541          +  4

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
FIRST CHICAGO CORPORATION
CAPITAL DATA

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                                            9/30/95      6/30/95      3/31/95      12/31/94      9/30/94
--------------------------------------------------------------------------------------------------------
Common Equity/Assets (1) ...............        6.1%         6.1%         6.2%          6.6%         6.6%
Risk-Based Capital Ratios: (1)(2) ......
  Tier 1 ...............................        8.4%         8.8%         8.6%          8.8%         9.2%
  Total ................................       12.4%        13.1%        13.0%         13.4%        13.9%
Leverage Ratio (1)(2) ..................        6.9%         7.0%         7.7%          7.5%         7.8%
Book Value of Common Equity ............     $47.71       $46.37       $45.16        $43.65       $42.79

(1)  Net of investment in First Chicago Capital Markets, Inc.
(2)  9/30/95 ratios are estimated.